                                                                     Exhibit 4.5

                               State of Delaware                    PAGE 1

                       Office of the Secretary of State

                        ------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BLUE RHINO CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF DECEMBER, A.D. 1999, AT 1 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.



                                    [SEAL]



                                    /s/ Edward J. Freel
                      [SEAL]        -------------------------------------------
                                    Edward J. Freel, Secretary of State

                                    AUTHENTICATION:    0156362

                                              DATE:    12-22-99

                           CERTIFICATE OF AMENDMENT
                                    TO THE
                          SECOND AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                            BLUE RHINO CORPORATION
                           (a Delaware corporation)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Second Amended and Restated Certificate of Incorporation of Blue Rhino Corporation, a Delaware corporation (the "Certificate of Incorporation"), filed with the Secretary of State of Delaware on May 19, 1998, is hereby amended as follows:

          Article FOURTH is hereby amended to read in its entirety as follows:

          FOURTH: The total number of shares of stock (common and preferred) which the corporation shall have authority to issue is Forty Five Million (45,000,000) shares consisting of:

          (a) Thirty Seven Million Five Hundred Thousand (37,500,000) shares of common stock, with a par value of $.001 per share (the "Common Stock"); and

          (b) Seven Million Five Hundred Thousand (7,500,000) shares of preferred stock, with a par value of $.001 per share (the "Preferred Stock").

          Except as otherwise required by law or expressly provided herein, the holder of each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation.

          The holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

          In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Common Stock, shall be entitled to share ratably in the remaining assets of the Corporation.

          The holders of the Preferred Stock shall be entitled to such rights and preferences as may be approved from time to time by the Board of Directors of the Corporation as set forth in a Certificate of Designation filed pursuant to the Delaware Law.

DATED: December 21, 1999

                               Blue Rhino Corporation


                               /s/ Mark Castaneda
                               -----------------------------
                               Mark Castaneda
                               Secretary